Page 1 of 20




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 5)*



                                  MetaSolv, Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59139P104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 20
                            Exhibit Index on Page 19

                                                                                                          Page 2 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-A, L.P. ("AV IV-A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                       -0-
              SHARES                -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                                                        -0-
               WITH                 -------- ------------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                                                            -0-
                                    -------- ------------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                                                            -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       - 0 -
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                          Page 3 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures IV-B, L.P. ("AV IV-B")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                      -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                                                        -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                            -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                            -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                          Page 4 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners IV, L.P.
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                                                      -0-
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
    OWNED BY EACH REPORTING          6        SHARED VOTING POWER
              PERSON                                                        -0-
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                            -0-
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                            -0-
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       -0-
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                          Page 5 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI, L.P. ("AV VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        766,273 shares, except that AV Partners VI, L.P. ("AVP  VI"), the
              SHARES                          general partner of AV VI, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Joseph C. Aragona ("Aragona"), Kenneth P. DeAngelis
      OWNED BY EACH REPORTING                 ("DeAngelis"), Jeffery C. Garvey ("Garvey"), Edward E. Olkkola
              PERSON                          ("Olkkola"), John D. Thornton ("Thornton") and Blaine F. Wesner
               WITH                           ("Wesner"), the general partners of AVP VI, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              766,273 shares, except that AV Partners VI, L.P. ("AVP VI"), the general partner of AV VI, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and
                                              Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       766,273
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                          Page 6 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        21,539 shares, except that AVP VI, the general partner of  AV VI A, may
              SHARES                          be deemed to have sole power to vote these shares, and Aragona,
           BENEFICIALLY                       DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners
      OWNED BY EACH REPORTING                 of AVP VI, may be deemed to have  shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              21,539 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona,
                                              DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,539
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                          Page 7 of 20

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners VI, L.P.  ("AVP VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        787,812 shares, of which 766,273 are directly owned by AV VI and
              SHARES                          21,539 are directly owned by AV VI A. AVP VI, the general partner of
           BENEFICIALLY                       AV VI and AV VI A, may be deemed to have the sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner,
              PERSON                          the general partners of AVP VI, may be deemed to have shared power to
               WITH                           vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. AVP VI, the general partner of
                                              AV VI and AV VI A, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and
                                              Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       787,812
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                          Page 8 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Joseph C. Aragona
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 787,812 shares, of which 766,273 are directly owned by AV VI and
              PERSON                          21,539 are directly owned by AV VI A. Aragona is a general partner of
               WITH                           AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. Aragona is a general partner of
                                              AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       787,812
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                                                                          Page 9 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kenneth P. DeAngelis
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              149,820 shares, of which 141,933 are directly owned by DeAngelis and
             NUMBER OF                        7,887 are directly owned by DeAngelis, Ltd., a Texas limited
              SHARES                          partnership, and DeAngelis, the sole general partner of DeAngelis,
           BENEFICIALLY                       Ltd., may be deemed to have sole power to vote these shares.
      OWNED BY EACH REPORTING        -------- -----------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              787,812 shares, of which 766,273 are directly  owned by AV VI and
                                              21,539 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of  AV VI and AV VI A, and may be deemed to have shared power to  vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              149,820 shares, of which 141,933 are directly owned by DeAngelis and
                                              7,887 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis,
                                              Ltd., may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       937,632
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.3%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 10 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Jeffery C. Garvey
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 787,812 shares, of which 766,273 are directly owned by AV VI and
              PERSON                          21,539 are directly owned by AV VI A. Garvey is a general partner of
               WITH                           AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. Garvey is a general partner of
                                              AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       787,812
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 11 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Edward E. Olkkola
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                                                             -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 787,812 shares, of which 766,273 are directly  owned by AV VI and
              PERSON                          21,539 are directly owned by AV VI A. Olkkola is a general partner of
               WITH                           AVP VI, the general partner of AV  VI and AV VI A, and may be deemed to have shared power to vote these  shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                             -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. Olkkola is a general partner of
                                              AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       787,812
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.9%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 12 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John D. Thornton
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              95,902 shares, of which 3,500 are directly owned by Thornton and
             NUMBER OF                        92,402 are directly owned by John Thornton Family I, Ltd.
              SHARES                          ("Family I"), a Texas limited partnership, and Thornton, the sole
           BENEFICIALLY                       general partner of Family I, may be deemed to have sole power to vote
      OWNED BY EACH REPORTING                 these shares.
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A.Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              95,902 shares, of which 3,500 are directly owned by Thornton and
                                              92,402 are directly owned by Family I, a Texas limited partnership, and Thornton, the sole general partner of Family I, may be deemed to have sole power to dispose of these shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. Thornton is a general partner of
                                              AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       883,714
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.2%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                                                        Page 13 of 20

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Blaine F. Wesner
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]          (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              162,926 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 787,812 shares, of which 766,273 are directly owned by AV VI and
              PERSON                          21,539 are directly owned by AV VI A.  Wesner is a general partner of
               WITH                           AVP VI, the general partner of AV  VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              162,926 shares.
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              787,812 shares, of which 766,273 are directly owned by AV VI and
                                              21,539 are directly owned by AV VI A. Wesner is a general partner of
                                              AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       950,738
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.3%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

                  This statement amends the Statement on Schedule 13G previously filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton and Blaine F. Wesner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 5.

ITEM 4.           OWNERSHIP
                  ---------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                      1.   Amount beneficially owned:
                           See Row 9 of cover page for each Reporting Person.

                      2.   Percent of Class:
                           See Row 11 of cover page for each Reporting Person.

                      3.   Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:
                                     See Row 5 of cover page for each
                                     Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:
                                     See Row 6 of cover page for each
                                     Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:
                                     See Row 7 of cover page for each
                                     Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:
                                     See Row 8 of cover page for each
                                     Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                                                   Page 15 of 20
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February __, 2005

AUSTIN VENTURES IV-A, L.P.                    /s/ Kevin Kunz
By AV Partners IV, L.P.,                      -------------------------------------------
Its General Partner                           Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES IV-B, L.P.                    /s/ Kevin Kunz
By AV Partners IV, L.P.,                      -------------------------------------------
Its General Partner                           Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AV PARTNERS IV, L.P.                          /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.                      /s/ Kevin Kunz
By AV Partners VI, L.P.,                      -------------------------------------------
Its General Partner                           Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P.      /s/ Kevin Kunz
By AV Partners VI, L.P.,                      -------------------------------------------
Its General Partner                           Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AV PARTNERS VI, L.P.                          /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact




JOSEPH C. ARAGONA                             /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact




KENNETH P. DeANGELIS                          /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact




JEFFERY C. GARVEY                             /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact




EDWARD E. OLKKOLA                             /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact




JOHN D. THORNTON                              /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact


BLAINE F. WESNER                              /s/ Kevin Kunz
                                              -------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact


                                  EXHIBIT INDEX
                                  -------------


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  19
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                 20

                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MetaSolv, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B
                                    ---------

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT
                   -------------------------------------------



         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.